EXHIBIT 99.10

Item 5.02 to the Company’s Current Report on Form 8-K filed on November 9, 2004.

     On November 3, 2004, Mr. Heck resigned as the President and Chief Operating Officer of Verso Technologies, Inc., a Minnesota corporation (the “Company”). Mr. Heck shall continue to serve as a director of the Company. Upon Mr. Heck’s resignation, the Board of Directors of the Company (the “Board”) appointed Lewis Jaffe to serve as the Company’s President and Chief Operating Officer effective November 3, 2004 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. Mr. Jaffe has agreed to so serve. The Company announced the appointment of Mr. Jaffe as the Company’s President and Chief Operating Officer in that certain press release issued by the Company on November 4, 2004, which is filed as Exhibit 99.1 to this Current Report and incorporated herein by this reference.

     Mr. Jaffe, age 48, has been a self-employed public speaker and consultant since August 2002. From April 2002 until August 2002, Mr. Jaffe served as the interim President of Glowpoint, Inc., a publicly-traded video products and services company. From July 2000 to July 2003, Mr. Jaffe served as an independent consultant to Glowpoint, Inc. From June 2000 to March 2002, Mr. Jaffe served as President and Chief Operating Officer of PictureTel Corporation, a publicly-traded videoconferencing company. From September 1998 to June 2000, Mr. Jaffe served as a managing director in the Boston office of Arthur Andersen LLP in its global finance practice. From January 1997 to March 1998, Mr. Jaffe served as President of C Systems, LLC, a designer and manufacturer of mobile military shelters, housing, communication, radar and missile launch systems. Mr. Jaffe served as a member of the Board of Directors for Glowpoint, Inc. from September 2001 to July 2003, and he currently serves on the Board of Directors of Media 100 Inc., Travizon Inc., Pixion, Inc., Turnaround Management Association of New England, ACT Teleconferencing, Inc. and Benihana Inc.

     In connection with the appointment of Mr. Jaffe as the Company’s President and Chief Operating Officer, on November 3, 2004 the Board granted to Mr. Jaffe (i) a ten-year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.53 per share; (ii) a ten-year option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.75 per share; and (iii) a ten-year option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.25 per share. Each option vests with respect to 25% of the shares underlying it on each of November 3, 2005, November 3, 2006, November 3, 2007 and November 3, 2008; provided, however that each option vests in its entirety upon a change of control of the Company. In exchange for serving as the Company’s President and Chief Operating Officer, the Company has agreed to pay Mr. Jaffe base salary at a rate of $250,000 per year through December 31, 2004. After such date, his base salary will increase to as much as $350,000 per year, and he will be entitled to receive an achievement bonus of $100,000, if the Company achieves certain benchmarks. In the discretion of the Board, Mr. Jaffe also may be awarded annual bonuses on terms no less favorable than those awarded to other executive officers of the Company. The Company will provide Mr. Jaffe with corporate housing through June 30, 2005, and will reimburse Mr. Jaffe up to $20,000 for costs and expenses incurred by him in connection with his relocation to Atlanta, Georgia. Mr. Jaffe will also receive such other benefits as other executives of the Company may receive. If Mr. Jaffe’s employment with the Company is terminated by the Company without cause after May 2, 2005, then he will continue to receive his base salary as then in effect and other benefits for a period of one year after such termination. If Mr. Jaffe’s employment with the Company is terminated by the Company in connection with a change of control of the Company, then he will receive his base salary as then in effect and other benefits for a period of either one or two years after such termination, depending upon the stock price of the Company’s common stock upon such termination.

     There are no family relationships between Mr. Jaffe and any director or officer of the Company. Except as disclosed herein, no arrangement or understanding exists between Mr. Jaffe and any other person pursuant to which Mr. Jaffe was appointed to serve as an officer of the Company.

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